Exhibit e(vi)

DISTRIBUTION AGREEMENT

AGREEMENT made as of this 30th day of March, 2005, by and between Old Westbury Funds, Inc. (the “Company”), a Maryland corporation having an office at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services Limited Partnership (“Distributor”), having an office at 100 Summer Street, Boston, Massachusetts 02110.

WHEREAS, the Company is an open-end management investment company, organized as a Maryland corporation and registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, it is intended that Distributor act as the distributor of the shares of beneficial interest (“Shares”) of each series of the Company listed on Schedule A, and such series of the Company as hereafter added to Schedule A (all of the foregoing series individually referred to herein as a “Fund” and collectively as the “Funds”);

WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the National Association of Securities Dealers, Inc. (“NASD”);

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Services as Distributor.

1.1 Distributor will act as agent of the Company on behalf of each Fund for the distribution of the Shares covered by the registration statement of the Company then in effect under the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act. As used in this Agreement, the term “registration statement” shall mean the registration statement of the Company and any amendments thereto, then in effect, including Parts A (the Prospectus), B (the Statement of Additional Information) and C of each registration statement, as filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto. The term “Prospectus” shall mean the then-current form of Prospectus and Statement of Additional Information used by the Funds, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto.

1.2 Distributor will offer and sell Shares at the applicable public offering price or the net asset value next determined after an order is received. The Company understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Company. The Company further understands that shareholders and potential shareholders in the Company may invest in shares of such other investment companies. The Company agrees that Distributor’s duties to other investment companies shall not be deemed in conflict with its duties to the Company under this Section 1.2.

1.3 Subject to the prior approval of the Company or the Adviser, Distributor shall engage in such activities as shall be agreed between the Company and Distributor in connection with the promotion and sale of the Shares, which may include advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of Prospectuses to prospective shareholders other than current shareholders, and the printing and mailing of sales literature. Subject to the prior written approval of the Company, which approval may be withheld in the Company’s sole discretion, Distributor may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries approved by the Company; provided, however, that Distributor shall have no obligation to make any payments to any third parties, whether as finder’s fees, compensation or otherwise, unless (i) Distributor has received a corresponding payment from the applicable Fund’s Distribution Plan (as hereinafter defined), the Fund’s investment adviser or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Company’s Board of Directors. Distributor shall file with the NASD or the appropriate regulatory body all sales literature (e.g., advertisements, brochures and other shareholder communications) with respect to each of the Funds as is required to be filed under applicable laws and regulations in compliance with such laws and regulations.

1.4 In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1934 Act, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the 1934 Act.

1.5 Distributor will transmit any orders received by it for purchase or redemption of the Shares to the transfer agent for the Funds, and may instruct permitted dealers and other permitted intermediaries to transmit orders directly to the transfer agent.

1.6 The Company, or the Adviser, in its sole discretion may at any time and from time to time instruct Distributor to decline to accept any orders for Shares from, or make any sales of Shares to, any person or otherwise restrict the sale of Shares.

1.7 The Company agrees to inform the Distributor from time to time of the states in which the Fund or its administrator has registered or otherwise qualified shares for sale, and the Company agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such additional states as the Distributor and the Company may agree.

1.8 The Company shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Funds and the Shares as Distributor and the Company may agree; and the Company warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Company shall also furnish Distributor upon request with: (a) audited annual and unaudited semi-annual statements of the Funds’ books and accounts prepared by the Company and (b) from time to time such additional information regarding the financial condition of the Funds as the Distributor and the Company may agree.

1.9 The Company may use, or may request Distributor to use, an electronic processing system over the internet in which electronically transmitted orders are forwarded electronically for processing under circumstances in which Distributor will not review the orders. Under such circumstances, the Company acknowledges and agrees that it will independently determine that any third party used by the Company to process orders is a satisfactory service provider and that the Distributor’s review will not be necessary.

1.10 The Company authorizes the Distributor and permitted dealers to use the Prospectus in the form furnished by the Company from time to time in connection with the sale of the Shares.

1.11 The Distributor may utilize agents in its performance of its services and, with prior notice to the Company, appoint in writing other parties qualified to perform specific administration services and reasonably acceptable to the Company (individually, a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Company, and that the Distributor shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

1.12 No Shares shall be offered by either the Distributor or the Company under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Company if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10(b)(2) of the Securities Act is not on file with the Commission; provided, however, that: (a) the Distributor will not be obligated to cease offering shares until it has received from the Company written notice of such events, and (b) nothing contained in this Section 1.12 shall in any way restrict or have an application to or bearing upon the Company’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Company’s Prospectus, Articles of Incorporation, or Bylaws.

1.13 The Company agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

(a)	of any request by the Commission for amendments to the registration statement or Prospectus then in effect or for additional information;

(b)	in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or Prospectus then in effect or the initiation by service of process on the Company of any proceeding for that purpose;

(c)

of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus then in effect or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein not misleading; and

(d)	of any action of the Commission with respect to any amendment to any registration statement or Prospectus which may from time to time be filed with the Commission, which could reasonably be expected to have a material negative impact upon the offering of Shares.

For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

1.14 The Distributor agrees on behalf of itself and its officers and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld, but such approval shall not be required where the Distributor may be exposed to civil or criminal contempt proceedings for failure to disclose such information, when requested to divulge such information by duly constituted authorities.

1.15 Distributor shall prepare reports for the Board of Directors of the Company regarding its activities under this Agreement from time to time as shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by Distributor, if any.

2.	Representations and Warranties; Liability; Indemnity.

2.1 The Company represents and warrants to Distributor that all registration statements, and each Prospectus, filed by the Company with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder. The registration statement and Prospectus shall contain all statements required to be stated therein in conformity with said Acts and the rules and regulations of the Commission thereunder, and all statements of fact contained in any such registration statement and Prospectus shall be true and correct in all material respects. Furthermore, neither any registration statement nor any Prospectus shall include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder. The Company may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Company’s counsel, be necessary or advisable. If the Company shall not propose any amendment or amendments and/or supplement or supplements within fifteen days after receipt by the Company of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement. In such case, the Distributor will be held harmless from, and indemnified by Company for, any liability or loss resulting from the failure to implement such amendment. The Company shall not file any amendment to any registration statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Company’s right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional.

2.2 Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on Distributor’s part in the performance of its duties, from reckless disregard by the Distributor of its obligations and duties under this Agreement, or from the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. The Company agrees to indemnify, defend and hold harmless Distributor, its officers, partners, employees, and any person who controls Distributor within the meaning of Section 15 of the Securities Act (collectively, “Distributor Indemnitees”), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, “Claims”) which the Distributor Indemnitees may incur under the Securities Act or under common law or otherwise (a) as the result of the Distributor acting as distributor of the Funds and entering into selling agreements, participation agreements, shareholder servicing agreements or similar agreements with financial intermediaries on behalf of the Company; (b) arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Company-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; or (c) arising out of or based upon the electronic processing of orders over the internet at the Company’s request; provided, however, that the Company’s agreement to indemnify the Distributor Indemnitees pursuant to this Section 2.2 shall not be construed to cover any Claims (A) pursuant to subsection (b) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by Distributor for use in the registration statement or in corresponding statements made in the Prospectus, advertisement or sales literature; (B) arising out of or based upon the willful misfeasance, bad faith or gross negligence of Distributor in the performance of its duties or the Distributor’s reckless disregard of its obligations and duties under this Agreement; or (C) arising out of or based upon Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, Distributor shall provide the Company with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. The Company will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Company. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Company’s part, Distributor shall have the right to participate in the defense. In the event the Company elects to assume the defense of any such suit and retain counsel of good standing, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Company does not elect to assume the defense of any such suit, the Company will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 2.2. The Company’s indemnification agreement contained in this Section 2.2 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.

2.3 Distributor agrees to indemnify, defend and hold harmless the Company, its officers, Directors, employees, and any person who controls the Company within the meaning of Section 15 of the Securities Act (collectively, Company Indemnitees), from and against any and all Claims which the Company Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or Company-related advertisement or sales literature, or upon any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by Distributor for use in the registration statement or in corresponding statements made in the Prospectus, or advertisement or sales literature; (b) the willful misfeasance, bad faith or gross negligence of Distributor in the performance of its duties, or Distributor’s reckless disregard of its obligations and duties under this Agreement, or (c) Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

In the event of a Claim for which the Company Indemnitees may be entitled to indemnification hereunder, the Company shall provide Distributor with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by Distributor and approved by the Company, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on Distributor’s part, the Company shall have the right to participate in the defense. In the event Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Company, the Company Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where Distributor does not elect to assume the defense of any such suit or in case the Company reasonably withholds approval of counsel chosen by Distributor, Distributor will reimburse the Company Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 2.3. Distributor’s indemnification agreement contained in this Section 2.3 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company Indemnitees, and shall survive the delivery of any Shares.

3.	Fees.

For its services under this Agreement, the Company shall pay the Distributor a fee of $1.00 per year. In addition, the parties acknowledge and agree that in partial consideration of Distributor’s services hereunder, the Company has also entered into a Shareholder Servicing Agreement with the Distributor in respect of the Funds.

4.	Term, Duration and Termination.

This Agreement shall become effective with respect to each Fund as of the date first written above (the “Effective Date”) (or, if an additional Fund is added to this Agreement by an amendment to Schedule A, on the earlier of the date an amendment to Schedule A to this Agreement relating to that Fund is executed or the Distributor begins providing services under this Agreement with respect to such Fund) and, unless sooner terminated as provided herein, shall continue for a two year period following the Effective Date. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company’s Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Company’s Board of Directors or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty with sixty days’ prior written notice, by the Company’s Board of Directors, by vote of a majority of the outstanding voting securities of the Company, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning as ascribed to such terms in the 1940 Act.)

5.	Privacy.

Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Company to Distributor, or collected or retained by Distributor to perform its duties as distributor, shall be considered confidential information. Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Regulation S-P in the ordinary course of business to carry out those purposes. Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds. The Company represents to Distributor that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Distributor with a copy of that statement annually.

6.	Anti-Money Laundering Compliance.

6.1 Each of Distributor and the Company acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Company’s Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

6.2 Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by Distributor with any dealer that is authorized to effect transactions in Shares of the Company.

6.3 Each of Distributor and the Company agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Company, the Company’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor’s AML Operations, books and records pertaining to the Company only. It is expressly understood and agreed that the Company and the Company’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients of Distributor.

7.	Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at 3435 Stelzer Road, Columbus, Ohio 43219 Attention: President, with copy to Bessemer Trust Company, N.A., 630 Fifth Avenue, New York, New York 10111, Attn: Chief compliance Officer; and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attn: Broker Dealer Chief Compliance Officer, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

8.	Governing Law and Matters Relating to the Company as a Maryland Corporation.

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the assets of the Company. The execution and delivery of this Agreement have been authorized by the Directors, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Company as provided in the Company’s Declaration of Company.

9.	Prior Agreement.

This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon this subject matter covered by this Agreement.

10.	Miscellaneous.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of any such change, waiver, discharge or termination is sought.

*        *        *        *        *         *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ Peter C. Artemiou
Name: Peter C. Artemiou Title: Vice President

BISYS FUND SERVICES LIMITED PARTNERSHIP

By:	BISYS FUND SERVICES, INC., its general partner

By:	/s/ Fred Naddaff
Name: Fred Naddaff Title: President

SCHEDULE A

FUNDS

Old Westbury Global Small Cap Fund

Old Westbury Real Return Fund